                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[x]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Beyond.com Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             BEYOND.COM CORPORATION
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 30, 1999

To the Stockholders of Beyond.com Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Beyond.com Corporation, a Delaware corporation (the "Company"), will be held at the Company's corporate offices at 1195 West Fremont Avenue, Sunnyvale, California, on Friday, April 30, 1999, at 10:00 a.m., pacific daylight time, for the following purposes:

     1. To elect six directors of the Company to serve until the 2000 Annual Meeting of Stockholders.

     2. To approve an amendment to the Company's Certificate of Incorporation, as amended, to increase the number of shares of Common Stock which the Company is authorized to issue from 50,000,000 shares to 70,000,000 shares.

     3. To approve the Beyond.com Corporation 1999 Stock Incentive Plan.

     4. To approve the Beyond.com Corporation 1999 Employee Stock Purchase Plan.

     5. To ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the year ending December 31, 1999.

     6. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement which is attached and made a part hereof.

     The Board of Directors has fixed the close of business on March 24, 1999 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                          By Order of the Board of Directors,

                                          Richard Scudellari
                                          Secretary

Santa Clara, California
March 31, 1999

                             BEYOND.COM CORPORATION
                            1195 WEST FREMONT AVENUE
                          SUNNYVALE, CALIFORNIA 94087
                            ------------------------

                                PROXY STATEMENT

GENERAL INFORMATION

     This Proxy Statement is furnished to stockholders of Beyond.com Corporation, a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors (the "Board") of the Company of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Friday, April 30, 1999, at 10:00 a.m., pacific daylight time, at the Company's corporate offices at 1195 West Fremont Avenue, Sunnyvale, California, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of the Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

SOLICITATION AND VOTING PROCEDURES

     The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation. The Company will request brokers and nominees who hold stock in their names to furnish proxy material to beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation material to such beneficial owners.

     The close of business on March 24, 1999 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close
of business on the Record Date, the Company had approximately [          ]
shares of Common Stock outstanding and entitled to vote at the Annual Meeting.
The presence at the Annual Meeting of a majority, or approximately [          ]
of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters.

     An automated system administered by the Company's transfer agent will tabulate votes cast by proxy at the Annual Meeting, and an employee of the transfer agent will tabulate votes cast in person at the Annual Meeting. Each share of Common Stock outstanding on the record date will be entitled to one vote on all matters. The approval of the Company's 1999 Stock Incentive Plan and 1999 Employee Stock Purchase Plan and the ratification of the independent auditors for the Company for the current year will require the affirmative vote of a majority of the shares of the Company's Common Stock present or represented and entitled to vote at the Annual Meeting. The amendment of the Certificate of Incorporation, as amended, to increase the number of authorized shares of Common Stock will require the affirmative vote of a majority of the shares of the Company's outstanding Common Stock. Because abstentions are treated as shares present or represented and entitled to vote for the purposes of determining whether a matter has been approved by the stockholders, abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained and effectively count as votes against Proposal Number 2, the Amendment to the Certificate of Incorporation, as amended. However, with respect to Proposal Numbers 3, 4 and 5 requiring the affirmative vote of a majority of the shares present and entitled to vote, broker non-votes shall have no effect.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice therefor in writing to the Secretary of the Company. To be timely for the Company's 2000 Annual Meeting of Stockholders, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not later than December 1, 1999. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

     Requirements for Stockholder Proposals to be Considered for Inclusion in the Company's Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Company not later than December 1, 1999 in order to be considered for inclusion in the Company's proxy materials for that meeting.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     As set by the Board of Directors (the "Board" or "Board of Directors") pursuant to the Bylaws of the Company, the authorized number of directors is currently set at six. Six directors will be elected at the Annual Meeting. The six nominees receiving the highest number of affirmative votes will be elected as directors. Unless otherwise instructed, the proxy holders will vote the proxies they receive for the six nominees of the Board of Directors named below. In the event that any nominee of the Board is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, with any required selection among such nominees to be determined by the proxy holders.

     Certain information about the director nominees, is furnished below.

     WILLIAM S. MCKIERNAN is a co-founder of Beyond.com and has served as Chairman of its Board of Directors since March 1998. From Beyond.com's inception in 1994 to March 1998, Mr. McKiernan served as its President and Chief Executive Officer. Mr. McKiernan also currently serves as a director, President and Chief Executive Officer of CyberSource Corporation. From 1992 to 1994, Mr. McKiernan held a number of positions at McAfee Associates, Inc. (now known as Network Associates), including President and Chief Operating Officer, the positions he held during its initial public offering in October 1992. Prior to joining McAfee Associates in 1992, Mr. McKiernan was Vice President of Princeton Venture Research, Inc., an investment banking and venture consulting firm from 1990 to 1992. Mr. McKiernan has also held management positions with IBM/ROLM and Price Waterhouse. Mr. McKiernan holds an M.B.A. from the Harvard Business School.

     MARK L. BREIER joined Beyond.com in March 1998, as a director, President and Chief Executive Officer. From January 1997 until he joined Beyond.com, Mr. Breier served as Vice President of Marketing of Amazon.com, Inc. From April 1995 to January 1997, Mr. Breier served as Vice President of Marketing of

Cinnabon World Famous Cinnamon Rolls. Mr. Breier was involved in product management and introduction at Dreyer's Grand Ice Cream from 1990 to April 1995, at Kraft Foods, Inc., a multinational consumer products company, from April 1986 to October 1988, and at Parker Brothers, a worldwide manufacturer of toys and games, from August 1985 to March 1986. Mr. Breier holds a B.A. in Economics from Stanford University and an M.B.A. from the Stanford University Graduate School of Business.

     DOUGLAS CARLSTON, a director of Beyond.com since March 1999, was the founder of Broderbund Software, Inc. and served as its Chairman of the Board and Chief Executive Officer from 1989 through 1998, when Broderbund was sold to The Learning Company, Inc. Mr. Carlston currently serves on the Board of Directors of Expert Software, Inc., ePit, class.com and Mpath Interactive, Inc. Mr. Carlston holds a B.A. from Harvard College (magna cum laude) and a J.D. from Harvard Law School.

     JOHN S. CHEN, a director of Beyond.com since March 1999, has served as a director and President, Chief Executive Officer and Chairman of Sybase, Inc. since August 1997. In February 1998, Sybase formed the Office of the Chief Executive, and Mr. Chen began to share the position of Chief Executive Officer. Between August 1997 and February 1998, Mr. Chen also held the position of Chief Operating Officer. Before joining Sybase, Mr. Chen served between March 1995 and July 1997 as the President of the Open Enterprise Computing Division of Siemens Nixdorf, a computer and electronics company, and as Chief Executive Officer and Chairman of the Siemens Pyramid subsidiary of Siemens Nixdorf. Before its acquisition by Siemens Nixdorf in March 1995, Mr. Chen served in various executive capacities with Pyramid Technology Corporation, a computer company, where he became Chief Operating Officer in October 1992 and President in June 1993. Mr. Chen holds a B.S. in electrical engineering from Brown University and a M.S. in electrical engineering from California Institute of Technology.

     BERT KOLDE, a director of Beyond.com since July 1996, serves as a director, Vice President, Treasurer and Secretary of Vulcan Ventures Inc., Vice Chairman of the Portland Trail Blazers, Seattle Seahawks, Oregon Arena Corporation and First and Goal Corporation. In addition, Mr. Kolde serves as President of the Paul G. Allen Virtual Education Foundation and the Paul G. Allen Forest Protection Foundation. Mr. Kolde co-founded Asymetrix Learning Systems, Inc. in 1985, and serves as Chairman of its Board of Directors. Mr. Kolde also serves as a director of MetaCreations Corporation and CyberSource Corporation. Mr. Kolde holds a B.A. in Business Administration from Washington State University and an M.B.A. from the University of Washington.

     RONALD S. POSNER, a director of Beyond.com since March 1999, serves as Chairman of PS Capital, a venture capitalist firm based in San Francisco, New York and London. Mr. Posner has held or currently holds key advisory roles within a number of startups and public companies. In addition, he was an active board member and on the executive committees of CyberMedia Corporation, a systems software company that was acquired by Network Associates, Asymetrix and Select S/W Capital.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
              A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During 1998, the Board met [seven] times. No director attended fewer than 75% of all the meetings of the Board and its committees on which he or she served after becoming a member of the Board. The Board has two committees: the Audit Committee and the Compensation Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee. Although there are no formal procedures for stockholders to recommend nominations, the Board will consider stockholder recommendations. Such recommendations should be addressed to the Company's Secretary, at the Company's principal executive offices.

     The Audit Committee, which held [one] meetings in 1998, consisted of Bert Kolde, Steven P. Novak, Richard Scudellari and Linda Fayne Levinson through March 1999. The current members of the Audit Committee are Messrs. Kolde and Posner. The Audit Committee recommends engagement of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

     The Compensation Committee, which held [two] meetings in 1998, consisted of Bert Kolde, Steven P. Novak, Richard Scudellari and Linda Fayne Levinson through March 1999. The current members of the Compensation Committee are Messrs. Carlston and Chen. The Compensation Committee's functions are to establish and apply the Company's compensation policies with respect to its executive officers and other employees. In addition, the Compensation Committee administers the Company's incentive compensation and benefit plans.

DIRECTOR COMPENSATION

     The Company has not historically paid directors cash compensation for their services as directors or members of committees of the board of directors. The Company has, however, reimbursed them for their reasonable expenses incurred in attending meetings of the Board of Directors. In the future, non-employee directors will receive an annual directors' fee in the amount of $10,000, commencing with our 1999 Annual Meeting, which fees will be paid in quarterly installments.

     In January 1998, Mr. Kolde was granted an option to purchase 10,000 shares of common stock at an exercise price of $0.50 per share. In March 1998, the Company granted Mr. Breier an option to purchase 1,000,000 shares of common stock at an exercise price of $2.60 per share, in his capacity as the Company's President and Chief Executive Officer. In January 1999, the Company granted Mr. Kolde an option to purchase 10,000 shares of common stock at an exercise price of $20.75 per share.

     Until April 4, 1998, under the terms of the company's 1995 Stock Option Plan, the Company granted each non-employee director options to purchase 10,000 shares of common stock upon initial election or appointment to the Board of Directors and thereafter annually on January 1 of each year. Following April 4, 1998, the 1998 Stock Option Plan continued these grants. However, upon approval by our Stockholders of the 1999 Stock Incentive Plan, these automatic grants will occur only as provided for under the 1999 Stock Incentive Plan. The proposed 1999 Stock Incentive Plan provides for initial grants of 20,000 shares upon appointment to the Board of Directors and subsequent grants of 5,000 shares following the conclusion of each Annual Meeting of Stockholders commencing with the 2000 Annual Meeting of Stockholders. These options would vest over four years.

     In March 1999, we granted each of Messrs. Carlston, Chen and Posner options to purchase 20,000 shares of common stock at an exercise price of $23.75 per share under the 1998 Stock Option Plan. These options vest over four years with 25% of the total shares granted vesting in March 2000 and the remaining shares vesting monthly thereafter through March 2003, contingent upon continuous service as a director. Each of Messrs. Carlston, Chen and Posner waived their rights to the initial automatic option grants under the Company's 1998 Stock Option Plan.

RELATIONSHIPS AMONG DIRECTORS OR EXECUTIVE OFFICERS

     There are no family relationships among any of the directors or executive officers of the Company.

                                 PROPOSAL NO. 2

                 AMENDMENT TO THE CERTIFICATE OF INCORPORATION
          TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     In February 1999, the Board of Directors declared it advisable and unanimously approved an amendment to increase the aggregate number of shares of Common Stock which the Company is authorized to issue from 50,000,000 shares to 70,000,000 shares (the "Amendment").

     If approved by the stockholders, the Amendment will become effective upon the filing of a Certificate of Amendment of Certificate of Incorporation with the Delaware Secretary of State. The Amendment would change Article IV of the Company's Certificate of Incorporation to read in its entirety as follows:

          "The Corporation is authorized to issue two classes of stock to be designated, "Common Stock" and "Preferred Stock." The total number of shares that this Corporation is authorized to issue is eighty-five million (85,000,000) shares. The number of shares of Common Stock authorized is seventy million (70,000,000) shares, $0.001 a par value per share. The number of shares of Preferred Stock authorized is fifteen million (15,000,000) shares, $0.001 par value per share.

          Any of the shares of Preferred Stock may be issued from time to time in one or more series. Subject to the limitations and restrictions set forth in this Article IV, the Board of Directors, by resolution or resolutions, is authorized to create or provide for any such series, and to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

          There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as hereinafter in the Article IV otherwise expressly provided, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors, providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

          Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his name on the books of the Corporation."

PURPOSE AND EFFECT OF THE AMENDMENT

     As of the Record Date, of the Company's 50,000,000 authorized shares of
Common Stock, [               ] shares were issued and outstanding,
[               ] shares were subject to outstanding options granted pursuant to the Company's current stock option plans and proposed stock incentive and stock purchase plan (together, the "Plans"), 358,423 shares subject to outstanding warrants and $63.25 million of 7 1/4% Convertible Subordinated Notes, convertible at any time prior to December 1, 2003 into shares of the Company's Common Stock at the conversion price of $18.34, subject to certain adjustments. The principal purpose of the proposed Amendment is to authorize additional shares of Common Stock which will be available in the event that the Board of Directors determines that it is necessary or appropriate, among other things, to effect future stock dividends or stock splits, to raise additional capital through the sale of securities, to acquire another company or its business or assets through the issuance of securities, or to establish a strategic relationship with a corporate partner through the exchange of securities.

     The Company is currently contemplating conducting a public offering of shares of Common Stock prior to this Annual Meeting of Stockholders to be held on April 30, 1999, subject to market conditions and other factors. Such public offering will be made only by means of a prospectus and will not result in a change in control of the Company. The Company intends to use the net proceeds of such offering, if any, for general corporate purposes, including working capital, research, development and engineering expenses, capital expenditures and possible acquisitions of or investments in complementary businesses, products or technologies. Although the Company frequently reviews potential acquisition opportunities, there are no present plans, agreements or commitments with respect to any such transaction that would use such net proceeds, and the Company is not currently engaged in any negotiation with respect to any such acquisition.

     If the proposed Amendment is adopted, the aggregate number of authorized shares of Common Stock will be increased from 50,000,000 shares to 70,000,000 shares. If the Proposal is not approved, the number of authorized shares will remain the same and management will have limited flexibility to do the things described above. Other than the contemplated public offering, stock issuances upon exercise of stock options granted under the Plans, conversion of Convertible Subordinated Notes and stock issuances upon exercise of warrants the Company currently has no plans for issuing any of the additional shares of Common Stock.

     There will be no change in the voting rights, dividend rights, liquidation rights, preemptive rights or any other stockholder rights as a result of the proposed Amendment. The additional shares might be issued at such times and under such circumstances as to have a dilutive effect on earnings per share and on the equity ownership of the present holders of Common Stock.

POTENTIAL ANTI-TAKEOVER EFFECT

     The proposed Amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intention of the proposal. The increased number of authorized shares of Common Stock could discourage, or be used to impede, an attempt to acquire or otherwise change control of the Company. The private placement of shares of Common Stock into "friendly" hands, for example, could dilute the voting strength of a party seeking control of the Company. Furthermore, many companies have issued warrants or other rights to acquire additional shares of common stock to the holders of its common stock to discourage or defeat unsolicited share accumulation programs and acquisition proposals, which programs or proposals may be viewed by the Board of Directors as not in the best interest of the Company and its stockholders. Although the Company has no present intent to use the additional authorized shares of Common Stock for such purposes, if this Proposal is adopted, more capital stock of the Company would be available for such purposes than is currently available.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, assuming a quorum is present, is necessary for approval of the Amendment. Therefore, abstentions and broker non-votes (which may occur if a beneficial owner of stock where shares are held in a brokerage or bank account fails to provide the broker or the bank voting instructions as to such shares) effectively count as votes against the Amendment.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                     A VOTE FOR APPROVAL OF THE AMENDMENT.

                                 PROPOSAL NO. 3

                     APPROVAL OF THE BEYOND.COM CORPORATION
                           1999 STOCK INCENTIVE PLAN

GENERAL

     The Company's stockholders are being asked to approve the adoption of the Company's 1999 Stock Incentive Plan (the "Incentive Plan") if the Company's stockholders adopt the Incentive Plan the Company will not issue further awards under its 1998 Stock Option Plan. In the following discussion of the Incentive Plan capitalized terms have the same meanings as defined in the Incentive Plan, unless otherwise noted.

     The Incentive Plan is intended to enable the Company and its Related Entities (as defined in the Plan) to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants, to promote the success of the Company's business, and to increase stockholder value by further aligning the interests of key employees with the interests of the Company's stockholders by providing an opportunity to benefit from stock price appreciation that generally accompanies improved financial performance. The Board of Directors believes that the Company's long term success is dependent upon the ability of the Company and its Related Entities to attract and retain superior individuals who, by virtue of their ability and qualifications, make important contributions to the Company and its Related Entities.

     Initially, a total of 2,000,000 shares of Common Stock (the "Shares") have been reserved for issuance under the Incentive Plan. The maximum aggregate number of Shares available for grant under the Incentive Plan, including incentive stock options ("ISOs"), is 2,000,000 Shares. The Incentive Plan will terminate in March 2009, unless earlier terminated by the Board.

     The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for adoption of Proposal No. 3. For purposes of the vote on Proposal No. 3, abstentions will have the same effect as votes against the proposal and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

     New Plan Benefits. As of the date of this Proxy Statement, no directors and no associates of any director, nominee for director or officer has been granted any options subject to stockholder approval of the proposed Incentive Plan. Other than the formula option grants to non-employee directors, as described in
Section 7 of the Incentive Plan, the benefits to be received pursuant to the Incentive Plan by the Company's directors, nominees for director, officers and employees are not determinable at this time.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
              A VOTE FOR APPROVAL OF THE 1999 STOCK INCENTIVE PLAN

     A general description of the principal terms of the Incentive Plan as proposed is set forth below. This description is qualified in its entirety by the terms of the Incentive Plan, a copy of which is attached to this Proxy Statement as Exhibit A and is incorporated by reference herein.

GENERAL DESCRIPTION

     The Incentive Plan provides for the grant of options, SARs, dividend equivalent rights, restricted stock, and awards which may be earned in whole or in part upon attainment of performance criteria established by the Incentive Plan administrator. The maximum number of Shares with respect to which options and SARs may be granted to an employee of the Company during a fiscal year of the Company is 1,000,000 Shares.

     The Incentive Plan is administered, with respect to grants to directors, officers, consultants, and other employees, by the plan administrator (the "Administrator"), defined as the Board or one or more committees designated by the Board. The Board's Compensation Committee has been appointed the Administrator of the Incentive Plan. With respect to grants to officers and directors, the committee shall be constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The Board may authorize one or more officers to grant Awards, subject to certain limitations, to employees or consultants who are neither directors nor officers of the Company.

     The Board may at any time amend, suspend or terminate the Incentive Plan. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Internal Revenue Code of 1986, as amended (the "Code") the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to Awards granted to residents therein, the Company will obtain stockholder approval of any amendment to the Incentive Plan in such a manner and to such a degree as required.

     Stock options granted under the Incentive Plan may be either ISOs under the provisions of Section 422 of the Code, or non-qualified stock options. ISOs may be granted only to employees of the Company or any parent or subsidiary corporation of the Company. Awards other than ISOs may be granted to employees, directors and consultants. Under the Incentive Plan, Awards may be granted to such employees, directors or consultants who are residing in foreign jurisdictions as the Administrator may determine from time to time.

     Under the Incentive Plan, ISOs may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the grantee only by the grantee. However, the Incentive Plan permits the designation of beneficiaries by holders of ISOs. Other Awards are transferable to the extent provided in the Award Agreement.

     The Incentive Plan authorizes the Administrator to select the employees, directors and consultants of the Company to whom Awards may be granted and to determine the terms and conditions of any Award; however, the term of an incentive stock option may not be for more than ten years (or five years in the case of ISOs granted to any grantee who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary corporation of the Company). The Incentive Plan authorizes the Administrator to grant Awards at an exercise price determined by the Administrator. In the case of ISOs, such price cannot be less than 100% (or 110%, in the case of ISOs granted to any grantee who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary corporation of the Company) of the fair market value of the Common Stock on the date the option is granted. Similarly, in the case of non-qualified stock options, the price cannot be less than 100% of the fair market value of the Common Stock on the date the option is granted. The exercise price is generally payable in cash, check, or, in certain circumstances, with a promissory note, with such documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of an Award and delivery to the Company of the sale or loan proceeds required to pay the exercise price, or with shares of Common Stock. The aggregate fair market value of the Common Stock with respect to any ISOs that are exercisable for the first time by an eligible employee in any calendar year may not exceed $100,000.

     The Awards may be granted subject to vesting schedules and restrictions on transfer and repurchase or forfeiture rights in favor of the Company as specified in the agreements to be issued under the Incentive Plan. The vesting schedule is accelerated by 50% of the number of shares covered by the option upon a Covered Termination (as defined in the Incentive Plan). A Covered Termination results if an optionee's employment is terminated without cause or there is a Constructive Termination (as defined in the Incentive Plan) within twelve months of a Change of Control (as defined in the Incentive Plan). The options become exercisable 10 days before consummation of the Change of Control. Effective upon the consummation of the Change of Control, all outstanding Awards under the Incentive Plan shall terminate unless assumed by the successor company or its parent.

     Under the Incentive Plan, the Administrator may establish one or more programs under the Incentive Plan to permit selected grantees the opportunity to elect to defer receipt of consideration payable under an Award. The Administrator also may establish under the Incentive Plan separate programs for the grant of particular forms of Awards to one or more classes of grantees. In addition, under the Incentive Plan non-employee directors are granted an Initial Grant to purchase 20,000 shares upon their appointment to the Board and Follow-On Grants in the amount of 5,000 shares following the conclusion of each Annual Meeting of Stockholders commencing with the 2000 Annual Meeting of Stockholders. The Initial Grants and Follow-On Grants become exercisable over four years with 25% of the shares subject to the grant vesting one year from the date of grant and the remaining shares vesting monthly thereafter.

CERTAIN FEDERAL TAX CONSEQUENCES

     The following summarizes only the federal income tax consequences of stock options and shares of restricted stock granted under the Incentive Plan. State and local tax consequences may differ.

     The grant of a nonqualified stock option under the Incentive Plan will not result in any federal income tax consequences to the optionee or to the Company. Upon exercise of a nonqualified stock option, the optionee is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option price and the fair market value of the Shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the optionee. Any gain or loss on the optionee's subsequent disposition of the Shares of Common Stock will receive long or short-term capital gain or loss treatment, depending on whether the Shares are held for more than twelve months following exercise. The Company does not receive a tax deduction for any such gain. Capital gains currently are taxed at the same rates as ordinary income, except that the maximum marginal rate at which ordinary income is taxed to individuals is currently 39.6% and the maximum rate at which long-term capital gains are taxed is 20% for property held for more than twelve months.

     The grant of an ISO under the Incentive Plan will not result in any federal income tax consequences to the optionee or to the Company. An optionee recognizes no federal taxable income upon exercising an ISO (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an ISO, the tax consequences depend upon how long the optionee has held the Shares of Common Stock. If the optionee does not dispose of the Shares within two years after the ISO was granted, nor within one year after the ISO was exercised and Shares were purchased, the optionee will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the Shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

     If the optionee fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a "disqualifying disposition"). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on disposition and the exercise price, or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than twelve months. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the optionee.

     The "spread" under an ISO -- i.e., the difference between the fair market value of the Shares at exercise and the exercise price -- is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax.

     The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the Shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the recipient. Any gain or loss on the recipient's subsequent disposition of the Shares will receive long or short-term capital gain or loss treatment depending on whether the Shares are held for more than twelve months and depending on how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any such gain. Recipients of restricted stock may make an election under Internal Revenue Code Section 83(b) to recognize as ordinary compensation income in the year that such restricted stock is granted the amount equal to the spread between the amount paid for such stock and the fair market value on date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain. The
Section 83(b) election must be made within thirty days from the time the restricted stock is issued.

                                 PROPOSAL NO. 4

                      APPROVAL THE BEYOND.COM CORPORATION
                       1999 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

     The Company's stockholders are being asked to approve the adoption of the Company's 1999 Employee Stock Purchase Plan (the "Purchase Plan"). In the following discussion of the Purchase Plan capitalized terms have the same meanings as defined in the Purchase Plan, unless otherwise noted.

     The purpose of the Purchase Plan is to provide employees of the Company and its Designated Parents or Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Purchase Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Code. The provisions of the Purchase Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. The Purchase Plan is intended to enable the Company and its Designated Parents or Subsidiaries to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, to promote the success of the Company's business, and to increase stockholder value by further aligning the interests of its employees with the interests of the Company's stockholders by providing an opportunity to benefit from stock price appreciation that generally accompanies improved financial performance. The Board of Directors believes that the Company's long term success is dependent upon the ability of the Company and its Designated Parents or Subsidiaries to attract and retain superior individuals who, by virtue of their ability and qualifications, make important contributions to the Company and its Related Entities.

     Initially, a total of 1,000,000 shares of Common Stock (the "Shares") have been reserved for issuance under the Purchase Plan. The Purchase Plan will terminate in March 2009, unless earlier terminated by the Board.

     The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for adoption of Proposal No. 4. For purposes of the vote on Proposal No. 4, abstentions will have the same effect as votes against the proposal and broker non-votes will not be counted as votes cast.

     New Plan Benefits. As of the date of this Proxy Statement, no officer has been granted any rights subject to stockholder approval of the proposed Purchase Plan. The benefits to be received pursuant to the Purchase Plan by the Company's officers and employees are not determinable at this time.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
          A VOTE FOR APPROVAL OF THE 1999 EMPLOYEE STOCK PURCHASE PLAN

     A general description of the principal terms of the Purchase Plan as proposed is set forth below. This description is qualified in its entirety by the terms of the Purchase Plan, a copy of which is attached to this Proxy Statement as Exhibit B and is incorporated by reference herein.

GENERAL DESCRIPTION

     The purpose of the Purchase Plan is to provide employees of the Company who participate in the Purchase Plan with an opportunity to purchase Common Stock of the Company through payroll deductions. The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify as an "employee stock purchase plan" under the provisions of Section 423 the Code. Employees of the Company and its Designated Parents or Subsidiaries are eligible to participate in the Purchase Plan. Directors who are not employees are not eligible to participate.

     Any person who is employed by the Company (or any of its majority-owned subsidiaries for whom the appropriate regulatory filings and action by the Board of Directors have been made) for at least 20 hours per week and more than five months in a calendar year is eligible to participate in the Purchase Plan provided that the employee is employed on the first day of a Purchase Period and subject to certain limitations imposed by Section 423(b) of the Code. Eligible employees become participants in the Purchase Plan by delivering to the Company a subscription agreement authorizing payroll deductions prior to the commencement of the applicable Purchase Period.

     The Purchase Plan is implemented by overlapping or consecutive Offer Periods during which there are four Purchase Periods. The Board of Directors may alter the duration of the Offer Periods, up to a maximum of 27 months, without stockholder approval. Certain additional limitations on the amount of Common Stock which may be purchased in any calendar year are imposed by the Code.

     The price per share at which Shares are sold under the Purchase Plan is equal to the lower of (i) 85% of the fair market value of the Common Stock on the date of commencement of the Offer Period or Enrollment Date and (ii) 85% of the fair market value of the Common Stock on the Exercise Date. The fair market value of the Common Stock on a given date is determined by the Board of Directors based upon the last sale price of the Common Stock on the Nasdaq National Market as of such date. The number of shares of Common Stock which may be purchased is subject to adjustment in the event of a stock split, stock dividend or other similar change in the Common Stock or the capital structure of the Company. The Company makes no cash contributions to the Purchase Plan, but bears the expenses of administration. The Purchase Plan is administered by the Compensation Committee, which has the authority to determine the terms and conditions under which shares are to be offered and corresponding options are to be granted under the Purchase Plan for any Offer Period during the term of the Purchase Plan, and to resolve all questions relating to the administration of the plan. The Purchase Plan will terminate on the date preceding the tenth anniversary of its date of adoption, unless earlier terminated by the Board of Directors.

     Notwithstanding the foregoing, (i) no employee will be permitted to subscribe for shares under the Purchase Plan if, immediately after the grant of the option, the employee would own 5% or more of the voting power or value of all classes of stock of the Company or of a parent or of any of its subsidiaries (including stock which may be purchased under the Purchase Plan or pursuant to any other options), (ii) no employee shall be granted an option which would permit the employee to buy pursuant to the Purchase Plan more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year, and (iii) employees shall not be permitted in any Purchase Period to purchase more than [5,000] shares.

     A participant may decrease the rate of his or her payroll deduction for the remainder of a Offer Period by filling out the appropriate form and delivering it to the Company (or its designee). The reduced rate will become effective with the first full payroll period following ten business days after the Company receives the form unless the Company elects to process changes more quickly, and will remain in effect for the entire Offer Period and each subsequent Offer Period.

     A participant may also decrease or increase his or her rate of payroll deduction (to the 10% maximum allowed by the Purchase Plan) for a subsequent Offer Period or Purchase Period by filing a new payroll deduction authorization with the Company prior to the start of that Offer Period or Purchase. The new rate will become effective on the first day of the Offer Period or Purchase Period following the tenth business day after filing the new authorization and will remain in effect for the entire Offer Period and each subsequent Offer Period.

     A participant's interest in a given Offer Period may be terminated in whole, but not in part, by signing and delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable six-month Offer Period. Any withdrawal by the participant of accumulated payroll deductions for a given Offer Period automatically terminates the participant's interest in that Purchase Period. The failure to remain in the continuous employ of the Company (or a Designated Parent or Subsidiary) for at least 20 hours per week and more than five months in a calendar year during an Offer Period will be deemed to be a withdrawal from that Offer Period.

     No rights or accumulated payroll deductions of a participant under the Purchase Plan may be pledged, assigned or transferred for any reason and any such attempt may be treated by the Company as an election to withdraw from the Purchase Plan.

CERTAIN FEDERAL TAX CONSEQUENCES

     The following discussion summarizes certain tax considerations for participants in the Purchase Plan and certain tax effects to the Company. State and local tax consequences may differ.

     Amounts deducted from a participant's pay under the Purchase Plan are part of the employee's regular compensation and remain subject to federal, state and local income and employment withholding taxes. A participant will not recognize any additional income at the time the participant elects to participate in the Purchase Plan, or purchases Common Stock under the Purchase Plan.

     If a participant disposes of Common Stock purchased pursuant to the Purchase Plan within two (2) years after the first day of the Offer Period or within one (1) year of the purchase of Common Stock (the "Minimum Holding Period"), the participant will recognize, for federal tax purposes, ordinary compensation income at the time of disposition of the Common Stock in an amount equal to the excess of the fair market value of the Common Stock on the day the Common Stock was purchased over the purchase price the participant paid for the Common Stock. This amount may be subject to withholding for taxes. In addition, a participant generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the disposition of the Common Stock and the participant's basis in the Common Stock (that is, the purchase price plus the amount taxed as compensation income).

     If a participant disposes of Common Stock purchased pursuant to the Purchase Plan at any time after the Minimum Holding Period, the participant will recognize, for federal tax purposes, ordinary compensation income at the time of such disposition in an amount equal to the lesser of (a) the excess (or zero if there is no excess) of the fair market value of the Common Stock at the time of such disposition over the amount paid for the Common Stock, or (b) 15% of the fair market value of the Common Stock on the first day of the Offer Period. In addition, the participant generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the disposition of the Common Stock and the participant's basis in the stock (that is, the purchase price plus the amount, if any, taxed as compensation income).

     Although the amounts deducted from a participant's pay under the Purchase Plan generally are tax-deductible business expenses of the Company, the Company generally will not be allowed any additional deduction by reason of a participant's purchase of Common Stock under the Purchase Plan. However, if a participant disposes of Common Stock purchased pursuant to the Purchase Plan within the Minimum Holding Period, the Company should be entitled to a deduction in an amount equal to the compensation income recognized by the participant. If a participant disposes of Common Stock purchased under the Purchase Plan after the Minimum Holding Period, the Company will not receive any deduction for federal income tax purposes with respect to the Common Stock.

                                 PROPOSAL NO. 5

        RATIFICATION AND APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for 1999 and recommends that the stockholders ratify such selection. In the event that a majority of the outstanding shares are not voted in favor of ratification, the Board will reconsider its selection. Unless otherwise instructed, the proxy holders will vote the proxies they receive for the ratification of Ernst & Young LLP as the independent auditors for 1999. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE FOR APPROVAL OF
       ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 1999.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information about our executive officers and directors.

        NAME             AGE                POSITION WITH COMPANY
        ----             ---                ---------------------
William S. McKiernan     42     Chairman of the Board of Directors
Mark L. Breier           39     President, Chief Executive Officer and
                                Director
John P. Pettitt          36     Executive Vice President and Chief Technology
                                Officer
James R. Lussier         42     Vice President, Business Operations and
                                Corporate Strategy
Michael J. Praisner      52     Vice President, Finance & Administration and
                                Chief Financial Officer
Alan C. DeClerck         44     Vice President, Worldwide Sales
Brian J. Sroub           39     Vice President, Marketing
Mala Anand               31     Vice President, Engineering
John D. Vigouroux        39     Vice President, Business Development
Douglas Carlston(2)      51     Director
John S. Chen(2)          43     Director
Bert Kolde(1)            44     Director
Ronald S. Posner(1)      56     Director

---------------
(1) Member of Audit Committee

(2) Member of Compensation Committee

     JOHN P. PETTITT is a co-founder of Beyond.com and has served as Executive Vice President and Chief Technology Officer since its inception in 1994. From 1992 to 1994, Mr. Pettitt consulted on a number of Internet and intranet projects, including a national medical imaging network. From 1986 to 1992, Mr. Pettitt served as Group Vice President and Technical Director of Specialix PLC, a leading supplier of communications controllers for UNIX systems. While at Specialix, Mr. Pettitt received the 1992 British Design Award for designing a new distributed, fault tolerant data switch. Mr. Pettitt also co-founded the United Kingdom Internet Consortium.

     JAMES R. LUSSIER joined Beyond.com in April 1998 as Vice President, Business Operations and Corporate Strategy. From September 1993 to April 1998, Mr. Lussier served as an Associate Partner of Andersen Consulting where he was responsible for the Electronics and High Technology Strategy Practice Group and was a member of the Commerce Core Team. Mr. Lussier holds a B.S. in Finance from the Wharton School, University of Pennsylvania, an M.A. in Sociology, with an emphasis in Statistics, from the University of California at Berkeley and an M.B.A. from the Stanford University Graduate School of Business.

     MICHAEL J. PRAISNER joined Beyond.com as Vice President, Finance and Administration and Chief Financial Officer in April 1998. From 1995 to February 1998, Mr. Praisner served as Vice President, Finance and Administration, Chief Financial Officer and Secretary of Silicon Storage Technology, Inc., a supplier of flash memory devices. From 1994 to 1995, he served as Vice President, Finance and Chief Financial Officer of MicroModule Systems, Inc., a manufacturer of multichip modules for computer and telecommunications applications. From 1992 to 1993, he served as Vice President, Finance and Chief Financial Officer of Electronics for Imaging, Inc., a manufacturer of color desktop publishing computer systems. During part of 1991, he served as Vice President, Finance and Chief Financial Officer of Digital Link Corp., a computer communications equipment company. From 1989 to 1991, he served as Corporate Controller of Applied Materials Inc., a manufacturer of semiconductor wafer fabrication equipment. Mr. Praisner holds a B.A. in Liberal Arts and an M.B.A. from Southern Methodist University and is a Certified Public Accountant.

     ALAN C. DECLERCK joined Beyond.com in April 1998 as Vice President, Sales. From August 1995 until he joined Beyond.com, Mr. DeClerck served as International Director, ISVs & Integrators, for Sun Microsystems Computer Corporation. From January 1990 until August 1995, Mr. DeClerck served other roles at Sun Microsystems, including Director, Corporate Business Development, Director of Marketing and Business Development at FirstPerson, a Sun Microsystems subsidiary that developed the initial Java technology, and various sales and sales management roles. Mr. DeClerck was involved in marketing and sales roles from 1980 until 1989 at Network Equipment Technologies, Industrial Networking, Inc. and General Motors Corporation. Mr. DeClerck holds an A.B. in International Relations from Brown University, a M. Phil. in International Relations from Oxford University and an M.B.A. from the Stanford University Graduate School of Business.

     BRIAN J. SROUB joined Beyond.com in April 1998 as Vice President, Marketing. From June 1995 to April 1998, Mr. Sroub served as Vice President, Marketing of Hearst New Media & Technology, a worldwide media company. From October 1993 to May 1995, Mr. Sroub served as Vice President, Sales & Marketing of Sony Electronics. Prior to October 1993, Mr. Sroub co-founded Home Environmental Products, a start up horticultural corporation, and was a Brand Manager at Procter & Gamble Company. Mr. Sroub holds a B.A. in Liberal Arts from Boston College, an M.A. in Economics from Boston College and an M.B.A. from the Stanford University Graduate School of Business.

     MALA ANAND joined Beyond.com in June 1998 as Vice President, Engineering. From January 1995 until she joined Beyond.com, Ms. Anand served as Director of Product Development with the Internet application services division at Oracle Corporation. From 1992 to 1995, Ms. Anand was a technical architect and a principal engineer of Digital Equipment Corporation's software supply business. Ms. Anand holds an M.S. in Computer Science from Brown University and a B.S. in Computer Science from the University of Massachusetts.

     JOHN D. VIGOUROUX joined Beyond.com in October 1998 as Vice President, Business Development. From June 1997 until he joined Beyond.com, Mr. Vigouroux served as Vice President of Business Development of Net Objects, Inc. From August 1996 to June 1997, Mr. Vigouroux served as a Director of Business Development of Cisco Systems, Inc. From August 1993 to August 1996, Mr. Vigouroux served as Manager of Strategic Opportunities of Adobe Systems, Inc. Mr. Vigouroux holds an M.B.A. from New Hampshire College and a B.S. in Organizational Behavior and Development from Averett College.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation of and stock options granted to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"). In March 1998, Mr. McKiernan resigned as our President and Chief Executive Officer and commenced service as the Chairman of our Board of Directors, where he presently earns a salary of $100,000 per annum. In March 1998, Mr. Breier was hired as our President and Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG TERM
                                                                       COMPENSATION
                                           ANNUAL COMPENSATION          SECURITIES
                                      -----------------------------     UNDERLYING      ALL OTHER
    NAME AND PRINCIPAL POSITION       YEAR    SALARY($)    BONUS($)     OPTIONS(#)     COMPENSATION
    ---------------------------       ----    ---------    --------    ------------    ------------
William S. McKiernan                  1998    $100,000          --             --             --
  Chairman of the Board               1997     165,000          --             --             --
Mark L. Breier(1)                     1998     160,000     $37,500      1,000,000        $70,000(2)
  President and Chief Executive
     Officer
John P. Pettitt                       1998     141,000          --             --             --
  Executive Vice President            1997     130,000         100             --             --
  and Chief Technology Officer
Michael J. Praisner(3)                1998     120,000          --        200,000             --
  Vice President, Finance and
  Administration and Chief Financial
  Officer
Brian J. Sroub(3)                     1998     127,000          --        180,000             --
  Vice President, Marketing
James R. Lussier(3)                   1998     126,000          --        180,000             --
  Vice President Business Operations
  and Corporate Strategy

---------------
(1) Mr. Breier was hired in March 1998.

(2) Represents a relocation allowance payment to Mr. Breier in 1998.

(3) Messrs. Praisner, Sroub and Lussier were each hired in April 1998.

STOCK OPTION INFORMATION

     The following table sets forth certain information with respect to stock options granted in fiscal 1998 to the Named Executives Officers.

                          OPTION GRANTS IN FISCAL 1998

                                                 INDIVIDUAL GRANTS(1)
                                     ---------------------------------------------   POTENTIAL REALIZABLE VALUE
                        NUMBER OF      % OF TOTAL                                      AT ASSUMED ANNUAL RATES
                        SECURITIES   OPTIONS GRANTED                                    OF STOCK APPRECIATION
                        UNDERLYING    TO EMPLOYEES                                       FOR OPTION TERM(4)
                         OPTIONS        IN FISCAL      EXERCISE PRICE   EXPIRATION   ---------------------------
         NAME           GRANTED(#)       YEAR(2)        ($/SHARE)(3)       DATE         5%($)          10%($)
         ----           ----------   ---------------   --------------   ----------   ------------   ------------
William S.
  McKiernan...........         --            --               --                --            --             --
Mark L. Breier........  1,000,000         25.8%            $2.60        03/30/2008    $4,235,126     $6,743,730
John P. Pettitt.......         --            --               --                --            --             --
Michael J. Praisner...    200,000          5.2%            $4.36        04/07/2008    $1,420,396     $2,261,743
Brian J. Sroub........    180,000          4.7%            $5.44        04/25/2008    $1,595,014     $2,539,793
James R. Lussier......    180,000          4.7%            $5.44        04/25/2008    $1,595,014     $2,539,793

---------------
(1) Each of these options vests over four years at a rate of 25% of the shares subject to the option after one year and the remaining shares subject to the option at the rate of 1/48 per month thereafter. Each of these options has a ten-year term.

(2) Based on an aggregate of 3,868,946 options granted by Beyond.com during the fiscal year ended 1998 to employees of and consultants to Beyond.com, including the Named Executives.

(3) The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant as determined by the Board of Directors.

(4) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the fair market value of the common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

     The following table sets forth certain information regarding stock options held as of December 31, 1998 by the Named Executives Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                         AND YEAR END -- OPTION VALUES

                                                            NUMBER OF SECURITIES
                                                                 UNDERLYING               VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS AS OF    IN-THE-MONEY OPTIONS AS OF
                                                            DECEMBER 31, 1998(#)         DECEMBER 31, 1998($)(1)
                         SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
         NAME            ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            ---------------   -----------   -----------   -------------   -----------   -------------
William S. McKiernan...          --              --              --             --              --             --
Mark L. Breier.........          --              --              --      1,000,000     $         0    $18,150,000
John P. Pettitt........          --              --       1,250,000             --     $25,932,500    $         0
Michael J. Praisner....          --              --              --        200,000     $         0    $ 3,278,000
Brian J. Sroub.........          --              --              --        180,000     $         0    $ 2,755,800
James R. Lussier.......          --              --              --        180,000     $         0    $ 2,755,800

---------------
(1) The value of unexercised "in-the-money" options represents the difference between the exercise price of stock options and $20.75, the closing sales price of the common stock on December 31, 1998.

EMPLOYMENT AGREEMENTS

     The Company and Mark L. Breier are parties to an employment agreement dated March 23, 1998 (the "Breier Agreement"). Mr. Breier's annual base salary under the Breier Agreement is $200,000, subject to good faith adjustment by our board of directors. In addition, Mr. Breier is eligible to participate in the Company's executive benefit plans and to earn an annual bonus in the amount of $50,000, payable quarterly, based on achievement of objectives mutually determined by Mr. Breier and our board of directors at the beginning of each year of employment. According to the Breier Agreement, $25,000 of Mr. Breier's potential bonus for 1998 was guaranteed and paid to Mr. Brier in quarterly installments.

     Pursuant to the Breier Agreement, the Company granted an option to purchase 1,000,000 shares of Common Stock to Mr. Breier on March 30, 1998, under the 1995 Stock Option Plan. This option has an exercise price of $2.60 per share and is governed generally by the terms of the 1995 Stock Option Plan, with certain limited exceptions including acceleration of the vesting in connection with a change of control (as defined in the Breier Agreement). In the event Mr. Breier is terminated at any time for any reason other than fraud or willful malfeasance or willful and continuing (after notice) neglect of duties, the Company shall pay severance in an amount equal to Mr. Breier's base salary at the time of such termination, for the lesser of twelve months or that number of months before which he obtains a position with another firm. Further, if Mr. Breier is terminated with or without cause the Company shall accelerate the vesting of his option such that 125,000 shares subject to such option vest immediately, if such termination is prior to the first anniversary of the date his employment started, or such that the vesting of all shares subject to such option is accelerated by six months, if such termination is after the first anniversary of the date his employment started but prior to 18 months after such date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of our Compensation Committee is an officer or employee of Beyond.com. Two of the six members of our Board of Directors also serve as members of the Board of Directors of CyberSource. Other than with respect to CyberSource, no interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has such an interlocking relationship existed in the past.

                              CERTAIN TRANSACTIONS

STOCK AND WARRANT ISSUANCES

     During our last fiscal year, The Company has issued shares of preferred stock to certain affiliates of the Company, as listed below, in private placement transactions each as set forth below.

     Bert Kolde, a director of the Company, serves as a director, Vice President, Treasurer and Secretary of Vulcan, as well as President of the Paul
G. Allen Virtual Education Foundation and the Paul G. Allen Forest Protection Foundation, and as a director of several other companies controlled by Mr. Allen, who maintains a controlling interest of Vulcan Ventures Inc. Mr. Kolde disclaims beneficial ownership of the shares of common stock issued to Vulcan Ventures Inc., except for his proportional interest therein, if any.

     Mr. Steven P. Novak, a director of the Company until March 1999, is a Managing Director of Unterberg UT Capital Partners International, LDC, UT Technology Partners, LDC, and Unterberg Harris Private Equity Partners, CV (collectively the "Unterberg Affiliates").

     Ms. Linda Fayne Levinson, a director of the Company until March 1999, is a principal of Global Retail Partners, Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation and of Global Retail Partners Funding, Inc. (each an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation) (collectively "GRP").

     In March and April 1998, we issued shares of Series D preferred stock in private placements to certain investors at a purchase price of $2.60 per share. We issued Series D preferred stock to the following entities:

                                    NUMBER OF
            PURCHASER                SHARES
            ---------               ---------
GRP...............................   458,106
Certain of the Unterberg
  Affiliates......................   229,052
Vulcan Ventures Inc...............   458,106

     These shares converted into 1,145,264 shares of Common Stock upon the consummation of our initial public offering.

     In November and December 1998, we issued $63.25 million aggregate principal amount of our 7 1/4% Convertible Subordinated Notes due December 1, 2003 to certain parties, including C.E. Unterberg, Towbin and Donaldson, Lufkin & Jenrette Securities Corporation, as two of the initial purchases of such Notes.

OPTION GRANTS AND AGREEMENTS WITH EXECUTIVE OFFICERS AND DIRECTORS

     Under the terms of an oral agreement between us and William S. McKiernan, the Chairman of our Board of Directors, we repaid, in two installments in December 1997 and January 1998, an aggregate of $105,000 for unpaid salary that we had accrued on Mr. McKiernan's behalf for services Mr. McKiernan provided to us from the date of our inception through December 1997.

     In July 1998, we loaned Brian J. Sroub, our Vice President, Marketing, $300,000 to assist Mr. Sroub's relocation to the Silicon Valley area. This loan is memorialized in a promissory noted issued by Mr. Sroub to us, which provides for repayment on or before January 31, 1999, and bears interest at a rate of 6.5% compounded annually. As of December 31, 1999, Mr. Sroub had repaid $270,000 of the principal amount and a balance of $30,000 remained outstanding. In addition, In April 1998, we granted Brian J. Sroub, our Vice President, Marketing, an option to purchase 180,000 shares of Common Stock under the 1998 Stock Option Plan. These options have an exercise price of $5.44 per share and are governed generally by the terms of the 1998 Stock Option Plan.

RELATIONSHIP WITH CYBERSOURCE CORPORATION

     In December 1997, in order to focus on our core business of selling software over the Internet, we spun-off our Internet commerce services business to a new Delaware corporation, now called CyberSource Corporation. In connection with the spin-off, CyberSource issued its capital stock to our stockholders such that, following consummation of the spin-off, each of our stockholders held shares of capital stock of CyberSource in equal number and ownership proportion and with the same rights as such stockholder had as our stockholder. On the date of the spin-off, our employees maintained their outstanding options to purchase our common stock and were granted additional stock options in CyberSource based on the extent to which the employees' original options were vested. Employees of CyberSource immediately following the spin-off maintained their outstanding vested stock options in us and were granted additional stock options in CyberSource. The exercise prices of the original and additional option grants were adjusted to reflect the allocation of the current fair market per share price between our and CyberSource's common stock, respectively, at the time of the spin-off. Options held by the CyberSource employees that had not vested as of the date of the spin-off were canceled.

     We have entered into certain agreements with CyberSource for the purpose of defining the ongoing relationship between the two companies. At the time of the spin-off of CyberSource, all of our directors were also directors of CyberSource and other members of our management team joined CyberSource as executive officers. As a result, our agreements with CyberSource may not be deemed the result of arms' length negotiations. We qualify the following description of these agreements in their entirety by reference to the agreements, which have been filed as exhibits to the Company's registration statement on Form S-1 filed with the SEC on June 17, 1998.

     Under our Conveyance Agreement dated December 31, 1997, we transferred to
CyberSource:

     - technology (including rights to all patent applications, trademarks and other of our intellectual property rights);

     - contracts and licenses with third parties; and

     - certain tangible assets in connection with credit card processing, fraud screening, export control, territory management and electronic fulfillment services.

     In addition, we transferred our employees engaged in the Internet commerce services business to CyberSource.

     In connection with such transfer, we entered into an InterCompany Cross-License Agreement with CyberSource in April 1998, which was amended in May 1998, pursuant to which we granted CyberSource a non-exclusive, worldwide, perpetual, irrevocable, royalty-free license to (1) internally use our Cache Manager technology, and (2) use and sublicense our customer database for certain limited purposes in connection with fraud detection and verification. Under this agreement, CyberSource granted us a worldwide, perpetual, irrevocable, royalty-free license to internally use CyberSource's Sm@rtCert technology. We also received the right to modify such technology for purposes of embedding into our Cache Manager technology (either alone or in combination with other software) for subsequent sublicense to enterprises and governmental agencies. The Cross License Agreement further provides that the parties shall have joint ownership of certain utility tools made by the parties and allocates between us and CyberSource the ownership of improvements, enhancements and modifications made by the parties to the Sm@rtCert and Cache Manager Technology during 1999. The Cross License Agreement also allocates between us and CyberSource the ownership of certain inventions each party made on or before June 30, 1998. Each party has agreed to indemnify the other against any third party claims regarding such licensee's the use of the licensed technology that results in a claim against the licensor, except to the extent that such claim is based upon a claim that the licensed technology infringes upon any third party's intellectual property rights.

     We also entered into an Internet Commerce Services Agreement with CyberSource, pursuant to which CyberSource has agreed to provide certain services including credit card processing, fraud screening, export control, territory management and electronic fulfillment, in a "back office" capacity. This Agreement expires on December 31, 1998, and automatically renews for an additional one-year term, unless otherwise terminated by either party. Pursuant to the terms of this agreement, we have agreed to indemnify CyberSource for an amount not to exceed $100,000 against any claim based upon an allegation that the software we distributed infringes upon any third party's intellectual property rights. CyberSource has agreed to indemnify us for an amount not to exceed $100,000 against any claim based upon an allegation that CyberSource's services, or the use of any software it provided in connection with its services, infringes any third party's intellectual property rights.

     In connection with the spin-off, we approved loans in amounts equal to the adverse incremental income tax any stockholder incurred as a result of the spin-off and the transactions contemplated thereby. In April 1998, we loaned $270,000 to William S. McKiernan, the sole stockholder incurring such adverse tax consequences, so as to offset Mr. McKiernan's incremental 1997 income tax. The loan to Mr. McKiernan is secured by 129,808 shares of common stock held by Mr. McKiernan and will be due and payable no later than December 17, 1999. Interest accrues on the loan to Mr. McKiernan at the rate of six and two hundredths percent (6.02%), compounded annually, and shall be payable only at such time the principal is due and payable.

     We have entered into indemnification agreements with each of our executive officers and directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of March 24, 1999 by (a) each stockholder known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock, (b) each director and nominee for director of the Company, (c) each executive officer named in the Summary Compensation Table above who beneficially owns shares and (d) all executive officers, directors and nominees for director who beneficially own shares, as a group.

                                               NUMBER OF SHARES    PERCENTAGE OF SHARES
       NAMED EXECUTIVES AND DIRECTORS         BENEFICIALLY OWNED   BENEFICIALLY OWNED(1)
       ------------------------------         ------------------   ---------------------
William S. McKiernan(2).....................      8,996,154
Bert Kolde(3)...............................      3,051,624
Vulcan Ventures Incorporated(4).............      3,026,624
  110 110th Avenue NE, Suite 550
  Bellevue, WA 98004
Entities affiliated with C.E. Unterberg,
  Towbin(5).................................      2,225,510
  Swiss Bank Tower
  10 East 50th Street, 22nd Floor
  New York, New York 10002
Global Retail Partners, L.P. and its
  affiliates(6).............................      1,928,694
  2121 Avenue of the Stars, Suite 1630
  Los Angeles, CA 90067
John P. Pettitt(7)..........................  1,250,000....
Mark L. Breier..............................
Douglas Carlston............................
John S. Chen................................
James R. Lussier............................
Ronald S. Posner............................
Michael J. Praisner.........................
Brian J. Sroub..............................
All Directors and Executive Officers as a
  group
  (13 persons)(8)...........................

---------------
 *  Represents beneficial ownership of less than 1% of our common stock.

(1) Number of shares beneficially owned is determined based on [               ]
    shares outstanding as of March 24, 1999. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 24, 1999. Such shares issuable pursuant to such options are deemed outstanding for computing the percentage ownership of the person holding such options but not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the our knowledge, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. Unless otherwise indicated, the address of each of the individuals named above is: c/o Beyond.com Corporation, 1195 West Fremont Avenue, Sunnyvale, California 94087.

(2) Includes 8,938,464 shares held by Mr. McKiernan and 57,690 shares held by members of Mr. McKiernan's immediate family. Mr. McKiernan disclaims beneficial ownership of the shares held by his immediate family.

(3) Represents 5,000 shares of common stock and options to purchase 30,000 shares of common stock, of which 20,000 are exercisable immediately, held by Bert Kolde, one of our directors and a director, the Vice President, Secretary and Treasurer of Vulcan Ventures, Inc., and 3,026,624 shares held by Vulcan Ventures, Inc. Mr. Kolde disclaims beneficial ownership of the shares owned by Vulcan, except for his proportional interest therein, if any.

(4) Includes 59,914 shares of common stock held by UT Capital Partners International, LDC (formerly UH Capital Partners International, LDC), 368,426 shares held by UT Technology Partners, LDC (formerly UH Technology Partners, LDC); 1,506,262 shares held by C. E. Unterberg Towbin Capital Partners I, L.P. (formerly Unterberg Harris Capital Partners I, L.P.); 239,708 shares held by Unterberg Harris Private Equity Partners, L.P. and 51,200 shares held by Unterberg Harris Private Equity Partners, CV (collectively, the "Unterberg Affiliates").

(5) Represents 1,928,694 shares of common stock held, in the aggregate, by Global Retail Partners, Inc. and its affiliates (each an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation).

(6) Represents options to purchase 1,250,000 shares of common stock, exercisable immediately, held by Mr. Pettitt.

(7) Includes options to purchase [               ] shares of common stock that
    vest within 60 days of March 24, 1999, held by all directors and executive officers of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

     In January 1998, the Board of Directors established the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Compensation Committee has responsibility for reviewing and developing compensation policies applicable to the Company's executive officers and directors, making recommendations to the Board of Directors regarding all forms of compensation to executive officers and directors, and administering the Company's 1995 and 1998 Stock Option Plans and the 1999 Stock Incentive Plan (if approved by the stockholders) (collectively, the "Plans"), under which option grants may be made to executive officers and other key employees.

EXECUTIVE COMPENSATION PHILOSOPHY

     The Compensation Committee believes that the primary goal of the Company's executive compensation program should be related to creating stockholder value. The executive compensation policies of the Compensation Committee are designed to provide incentives to create stockholder value by attracting, retaining and motivating executive talent that contributes to the Company's long-term success, by rewarding the achievement of the Company's short-term and long-term strategic goals, by linking executive officer compensation and stockholder interests through grants of awards under the Plans and by recognizing individual contributions to Company performance. The Committee evaluates the performance of the Company and compares it to other companies of similar size engaged in activities similar to those of the Company. The compensation of the Company's Named Executive Officers in 1998 consisted of base salaries and stock options.

     The Compensation Committee reviews the available competitive data, evaluates the particular needs of the Company, and evaluates each executive's performance to arrive at a decision regarding compensation programs.

1998 EXECUTIVE COMPENSATION

     For services performed in 1998, executive compensation consisted of base salary and grants of stock options under the Plans. The stock options vest over time.

     Base Salary and Bonuses. Base salaries and bonuses for the Company's executive officers (other than the President and Chief Executive Officer) are determined primarily on the basis of the executive officer's responsibility, qualification and experience, as well as the general salary practices of peer companies among which the Company competes for executive talent. The Committee reviews the base salaries of these executive officers annually in accordance with certain criteria determined primarily on the basis of certain factors which include (i) individual performance, (ii) the functions performed by the executive officer and (iii) changes in the compensation peer group in which the Company competes for executive talent. The weight that the Compensation Committee places on such factors may vary from individual to individual and necessarily involves subjective determinations of individual performance.

     Long-Term Incentive Compensation Awards. The Plans provide for grants to key executives and employees of the Company of (i) shares of Common Stock of the Company, (ii) options or stock appreciation rights ("SARs") or similar rights, or (iii) any other security with the value derived from the value of the Common Stock of the Company or other securities issued by a related entity. The Compensation Committee may make grants under the Plans based on a number of factors, including (a) the executive officer's or key employee's position in the Company, (b) his or her performance and responsibilities, (c) the extent to which he or she already holds an equity stake in the Company, and (d) contributions and anticipated contributions to the success of the Company's financial performance. In addition, the size, frequency, and type of long-term incentive grants are generally determined on the basis of past granting practices, fair market value of the Company's stock, tax consequences of the grant to the individual and the Company, accounting impact, and the number of shares available for issuance. However, the Plans do not provide any formulaic method for weighing these factors, and a decision to grant an award is based primarily upon the Compensation Committee's evaluation of the past as well as the future anticipated performance and responsibilities of each individual. The compensation committee may also consult with compensation consultants with respect to long-term incentives and other compensation awards.

DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure, and stockholder approval requirements are met. Option grants under the Company's Stock Incentive Plan are intended to qualify as "performance-based" compensation not subject to the Section 162(m) deduction limitation. In addition, the Committee believes that a substantial portion of the compensation program would be exempted from the $1 million deduction limitation.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Employment Agreements. The base salary for Mark L. Breier, the Company's President and Chief Executive Officer, was established by a previously negotiated employment agreement with the Company. Pursuant to the terms of Mr. Breier's employment agreement, Mr. Breier receives an aggregate annual base salary of $200,000 and is eligible to participate in the Company's employee benefit plans and executive compensation programs. Also, under the employment agreement, Mr. Breier is entitled to annual contingent bonuses up to a maximum of $50,000 based on the attainment of certain criteria, which are determined annually at the beginning of each year. Mr. Breier's agreement may be terminated by either party at any time. Consistent with the Company's policy of providing incentive to its executive officers which links compensation to stockholders' interests, Mr. Breier's agreement also provides for an initial grant of an option to acquire 1,000,000 shares of the Company's Common Stock subject to a four-year vesting schedule. Mr. Breier began serving as the Company's President and Chief Executive Officer in March 1999. From his date of hire through December 31, 1998, Mr. Breier received $160,000 in salary, a bonus of $37,500, and an option to purchase 1,000,000 shares of Common Stock of the Company. In addition, Mr. Breier received an aggregate of approximately $70,000 in the form of a relocation allowance.

                                          THE BOARD OF DIRECTORS

                                          William S. McKiernan
                                          Mark L. Breier
                                          Douglas Carlston
                                          John S. Chen
                                          Bert Kolde
                                          Ronald S. Posner

PERFORMANCE GRAPH

     The following line graph compares the yearly percentage change in (i) the cumulative total stockholder return on the Company's Common Stock since June 17, 1998 with (ii) cumulative total stockholder return on (a) the Nasdaq Stock Market -- U.S. Index and (b) the Hambrecht & Quist Internet Index. The comparison assumes an investment of $100 on June 17, 1998 and reinvestment of dividends, if any. The stock price performance shown on the graph is not necessarily indicative of future price performance.

                                                                                                            H&Q SEMICONDUCTOR
                                                       BEYOND.COM           NASDAQ STOCK MARKET-U.S.         INTERNET INDEX
                                                       ----------           ------------------------        -----------------
'06/17/98'                                               100.00                      100.00                      100.00
'6/30/98'                                                213.00                      107.00                      116.00
'7/31/98'                                                158.00                      106.00                      105.00
'8/31/98'                                                 96.00                       85.00                       74.00
'9/30/98'                                                115.00                       97.00                       93.00
'10/31/98'                                               103.00                      101.00                       97.00
'11/30/98'                                               242.00                      111.00                      133.00
'12/31/98'                                               231.00                      125.00                      160.00

                                 OTHER MATTERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC") and The Nasdaq Stock Market. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that its executive officers, directors and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them except that Mr. Vigouroux filed one late Form 3.

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

                                          THE BOARD OF DIRECTORS
Dated: March 31, 1999